EXHIBIT 10.4

AMENDED AND RESTATED META PLATFORMS, INC.

BONUS PLAN

1. Effective Date and Term. This Amended and Restated Bonus Plan (“Plan”) shall be effective as of January 1, 2026, and is effective unless and until such time it is otherwise amended or terminated earlier by Meta Platforms, Inc. (“Meta” or the “Company”) in accordance with Section 6 of the Plan. For purposes of determining the semi-annual cash bonus, each term under this Plan shall be for one calendar year, commencing on January 1 and ending on December 31 (“Term”). The Plan supersedes all prior bonus plans, except those set forth in an individual written bonus arrangement with an individual employee in which case this Plan shall not apply. Any other such bonus plans have been or are hereby terminated.

2. Administration. The Plan shall be administered by the Compensation, Nominating & Governance Committee of the Company’s Board of Directors (“Plan Administrator”), which shall have the discretionary authority to interpret and administer the Plan, including all terms defined herein, and to adopt rules and regulations to implement the Plan, as it deems necessary. In addition, the Plan Administrator hereby delegates to the Company’s CFO and the Chief People Officer (such individuals, the “Executive Administrators” and together with the Plan Administrator, the “Administrators”) the day-to-day implementation and interpretation of the Plan, including the approval of individual payouts under the Plan to employees other than to (x) its “executive officers” (as determined by the Company’s Board of Directors (“Board”) for purposes of Rule 3b-7 under the Securities Exchange Act of 1934 (the “Exchange Act”)) (the “Executive Officers”) and (y) its “officers” (as determined by the Board for purposes of Section 16 under the Exchange Act) (the “Section 16 Officers”).

Notwithstanding the foregoing, the approval of the Plan Administrator or the Board shall be required for the approval of the Plan itself, any early termination and material amendments to the Plan; determination of the Company Performance Percentage (as defined below) under the Plan; approval of the aggregate payout under the Plan; and approval of individual payouts under the Plan to the Executive Officers and Section 16 Officers. Any action that requires the approval of the Executive Administrators may be approved by either the Company’s CFO or the Chief People Officer, and any action that requires the approval of the Executive Administrators may instead also be approved by the Plan Administrator or the Board. The decisions of the Administrators are final and binding.

3. Eligibility. Participation in the Plan is limited to Full-Time regular and Part-Time regular non-sales employees of Meta or its subsidiaries1 who are employed by Meta or a subsidiary on or before December 31 of each applicable Term. Participation in the Plan is effective on the later of January 1 or the day during the applicable Term the participant commences employment as a Full-Time regular or Part-Time regular non-sales employee of Meta or a subsidiary. Any individual participating in a Company sales incentive plan shall not be a participant under this Plan. An individual who may otherwise be a participant may be considered ineligible to participate in the Plan at any time and for any reason at the Administrators’ discretion regardless of whether the individual remains a Full-Time regular or Part-Time regular non-sales employee of the Company. An otherwise eligible individual is no longer eligible for any Plan bonus if the individual resigns his/her employment or his/her employment is terminated for any reason any time before the bonus is paid pursuant to Section 5 below. One of the key purposes of this Plan is to encourage employee retention through and until the date(s) bonuses under this Plan are paid.

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1 For purposes of this Plan, an eligible employee includes only individuals that the Company or a subsidiary treats as an employee for employment tax purposes. Interns, contingent workers, agency workers, contractors, and other workers (including any such individuals who are for any reason later re-characterized as regular employees), are not eligible. Temporary, fixed term or short-term employees are not eligible to participate in this Plan, unless specifically provided for in the individual’s offer letter. In some jurisdictions outside the U.S., temporary, fixed term or short term employees may be eligible for a separate bonus program, pursuant to terms in the individual’s offer letter.

4. Determination of Eligibility and Amounts. The Administrators retain sole and absolute discretion in determining whether a participant will be eligible for a cash bonus that is paid based on the following formulas and definitions. Notwithstanding anything to the contrary herein (including the Formula set forth in Section 4(a) below), any cash bonus to be paid under this Plan to (x) an Executive Officer, (y) such other participants (other than any Section 16 Officer) as approved by the Executive Administrators from time to time, or (z) such other participants as approved by the Plan Administrator from time to time, shall be calculated on the basis of the Company Performance Percentage and not by reference (in whole or in part) to an Individual Performance Percentage and any formula applicable to such participants shall be calculated without reference to an Individual Performance Percentage.

Subject to approval of the Company Performance Percentage by the Plan Administrator or the Board, the Executive Administrators will determine the actual bonus (if any) for each participant and have the sole and absolute discretion to determine the Individual Performance Percentage (as applicable) and the amounts as described herein (provided that any determinations in respect of the Executive Officers and Section 16 Officers shall be made by the Plan Administrator).

a) Formula:

Base Eligible Earnings x Corporate Bonus Percentage x Individual Performance Percentage x Company Performance Percentage.

b) Definitions:

i. “Base Eligible Earnings” means the sum of all base wages as determined by the Company and the Executive Administrators in their sole and absolute discretion (generally including overtime, leave of absence pay, personal time off (PTO) used during the period and holiday pay as applicable) during the semi-annual performance period of each applicable Term generally, excluding bonuses, stock gains, relocation amounts, accrued but unused PTO, expense reimbursements, and other benefits.

ii. “Corporate Bonus Percentage” means the percentage of a participant’s Base Eligible Earnings as established by the Executive Administrators for a participant’s position (provided that the Corporate Bonus Percentage for Executive Officers and Section 16 Officers shall be established by the Plan Administrator).

iii. “Individual Performance Percentage” is tied to the performance assessments, as determined by the Company or a subsidiary, measuring the amount of success a participant has achieved against his/her individual performance objectives for each semi-annual performance period of each applicable Term.

iv. “Company Performance Percentage” means the amount of success the Company has achieved based on the Company’s priorities and other factors deemed appropriate for the semi-annual performance period of the applicable Term, as determined in the sole discretion and judgment of the Plan Administrator or the Board.

5. Payment of Bonuses. Payment of each semi-annual cash bonus (if any) shall be made as follows:

•For the first semi-annual performance period (January 1 through June 30): typically no later than September 30 of that calendar year; and
•For the second semi-annual performance period (July 1 through December 31): typically no later than March 31 of the next calendar year.

Because retention is one of the key purposes of the Plan, a participant must be employed by the Company or a subsidiary at the time each semi-annual bonus is paid in order for the participant to earn and remain eligible to receive such bonus unless local law or a written agreement between the participant and the Company or a subsidiary requires otherwise.

6. Modification or Termination of the Plan. The Company reserves the right to modify, suspend or terminate all or any portion of this Plan at any time, provided that any early termination and material modification to the Plan shall be approved by the Plan Administrator or the Board.

7. Benefits Unfunded. No bonus amounts to be awarded or accrued under this Plan will be funded, set aside or otherwise segregated prior to payment. Bonus amounts awarded under this Plan will at all times be an unfunded and unsecured obligation of the Company. Plan participants will have the status of general creditors and must look solely to the general assets of the Company for the payment of bonus awards.

8. Benefits Nontransferable. No Plan participant will have the right to alienate, pledge or encumber his/her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.

9. No Employment Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Company or the Administrators and no provision of the Plan itself will be construed to establish an employment relationship with any entity other than the entity that the employee signed an offer letter with nor will it be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, subject to applicable law, each employee is employed “at will,” which means that either the employee or the Company or its subsidiaries may terminate the employment relationship at any time and for any reason or no particular reason or cause.

10. Governing Law. The Plan shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of California without regard to its or any other jurisdiction's conflicts of laws provisions. For purposes of any dispute that may arise directly or indirectly from this Plan, unless a participant is subject to Meta’s arbitration agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts for the United States for the Northern District of California and no other courts.

11. Severability. If any part or section of this Plan is declared invalid by any competent body, the remaining parts not affected by the decision shall continue in effect.

12. Transfers, Job Changes & Rehire. Subject to the discretion of the Administrators, a participant’s semi-annual cash bonus is based upon the participant’s total Base Eligible Earnings received by the participant during the applicable semi-annual performance period while continuously employed by the Company or a subsidiary of the Company.

Employees who separated from employment with the Company or a subsidiary and are re-hired by the Company or a subsidiary within the same semi-annual performance period may be eligible to receive a bonus for that semi-annual performance period based solely on the employee's Base Eligible Earnings received by the participant after the date of re-hire.

13. Code section 409A of the Internal Revenue Code of 1986. It is the Company’s intent that payments made under this Plan to U.S. participants should meet the requirements for the “short-term deferral” exception to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”) or otherwise comply with Section 409A. The Plan shall be interpreted in a manner that satisfies the requirements of Section 409A (or an exemption thereto) and the Plan shall be operated accordingly. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision shall be interpreted and deemed amended so as to avoid this conflict. However, the Company makes no guarantee to any Plan participant as to the tax treatment of bonuses under the Plan and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an employee or other service provider on account of non-compliance with Section 409A.
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